Exhibit 10.5

SUBLEASE AGREEMENT

INSWEB CORPORATION AND LEAP CORPORATION

PART I. BASIC SUBLEASE INFORMATION AND DEFINED TERMS

The following basic information and defined terms are incorporated as an integral part of this Sublease Agreement:

Effective Date:	December 1, 2000
Sublessor:	InsWeb Corporation, a Delaware corporation

Sublessee:	Leap Corporation, a Delaware corporation

Landlord: The Marshall Squares, LLC, A California limited liability company

Master Lease:	Dated January 12, 1998 [Attached as Exhibit B]

Building:	901 Marshall Street, Redwood City CA 94063
Sublessor’s
Premises: All of the Building located at 901 Marshall Street as more particularly described in the Master Lease attached hereto as Exhibit B

Sublet Space:	Floors 1& 4 consisting of approximately Floor 4: 17,369 rentable square feet Floor 1: 15,081 rentable square feet

Sublease Term Scheduled Commencement Date: December 1, 2000,
(Floor 1 to be delivered March 1, 2001)

Sublease Term Expiration Date: November 30,2004

Term of Sublease:	48 months

Rent Commencement Date:	December 1, 2000 (Floor 4)
March 1, 2001 (Floor 1)

Initial Monthly Base Rent:	Seven and 00/100 dollars ($7.00) per square foot Floor 4: $121,583.00 per month Floor 1: $105,567.00 pr month

Base Rent Increase three and one-half percent (3.5%) per annum

Base Rent Increase Dates:	December 1, 2001 December 1, 2002 December 1, 2003

Sublessee’s Share of Operating Expenses:	Fifty and 07/100 (50.7%)percent

Sublessee’s Initial Estimated Operating Expenses:
Floor 4: $11,843.00 per month Floor 1: $10,283.00 per month [representing estimated Operating Expenses for calendar year 2000 of $.6819 per rentable square foot.]
Security Deposit:
Cash Security Deposit: One million seven thousand three hundred eighty one dollars and six cents ($1,007,381.06)

Letter of Credit: Two million fourteen thousand seven hundred sixty two dollars and twelve cents ($2,014,762.12)
Permitted Uses:	Occupancy by Sublessee and its employees for development and marketing of computer software, for general office purposes, and for non-retail sales purposes and other uses related thereto which are lawful and which in no event shall include any manufacturing use, any medical use, or any retail sale use.

Broker:	B T Commercial Real Estate 1350 Bayshore Highway, Ste 150 Burlingame, CA 94010-1808

The Staubach Group
___________________
___________________

Sublessor Notice Address:	InsWeb Corporation 901 Marshall Street Redwood City, CA 94063 Attn: General Counsel Phone: (650) 817-0440 Fax: (650) 817-0351

With a copy to

InsWeb Corporation 1129 Pyrites Way Suite 200 Rancho Cordova, CA 95670 Attn: General Counsel

Sublessee’s Notice Address:	At the Subleased Premises

Landlord’s Notice Address:	Marshall Squares, LLC 1001 Marshall Street Redwood City, California 94063 Attn: William Johnson

EXHIBITS TO SUBLEASE AGREEMENT:

Exhibit A -	Sublet Space Floor Plan
Exhibit B -	Master Lease
Exhibit C -	Commencement Date Memorandum

PART II. SUBLEASE

THIS SUBLEASE AGREEMENT (“Sublease”) is entered as of the Effective Date by and between Sublessor and Sublessee. The parties enter this Sublease on the basis of the following facts, understandings and intentions:

A. Sublessor is presently a lessee of the Premises in the Building pursuant to the Master Lease by and between Landlord and Sublessor. A copy of the Master Lease with all exhibits and addenda thereto is attached hereto as Exhibit B.

B. Sublessor desires to sublease the Sublet Space to Sublessee and Sublessee desires to sublease the Sublet Space from Sublessor on all of the terms, covenants and conditions hereinafter set forth.

C. All of the terms and definitions in the above Basic Sublease Information and Defined Terms section are incorporated herein by this reference.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the parties, the parties hereto agree as follows:

1. Sublease. Sublessor shall sublease to Sublessee, and Sublessee shall sublease from Sublessor, the Sublet Space for the Term upon all of the terms, covenants and conditions herein contained, together with a right to use the Sublease Common Area, as set forth in Exhibit “____” a copy of which is attached hereto and incorporated herein by reference. In addition, Sublessor shall lease to Sublessee, and Sublessee shall lease from Sublessor, any and all permanent improvements (“Improvements”) on the Sublet Space constructed and/or owned by Sublessor, upon all of the terms, covenants and conditions herein contained. As used herein, “Sublet Space” shall include the Sublet Space and the Improvements.

The Term shall commence upon the date when all the following have occurred: (i) Sublessor and Sublessee shall have executed and delivered this Sublease; (ii) Sublessee shall have paid the Base Rent and Initial Operating Expenses as provided in Section 5 hereof and delivered the Security Deposit to Sublessor as provided in Section 6 hereof; and (iii) Sublessor shall have received the written consent of Landlord to this Sublease as provided in Section 13 of the Master Lease. Promptly upon the occurrence of the foregoing, Sublessor and Sublessee shall execute and deliver counterparts of a written confirmation of the actual Term Commencement Date and the actual Term Expiration Date in the form of Exhibit C hereto.

2. Condition of Sublet Space.

(a) Physical Condition. As of the Effective Date, Sublessee acknowledges that Sublessee shall have conducted Sublessee’s own investigation of the Sublet Space and the physical condition thereof, including accessibility and location of utilities, improvements, existence of hazardous materials, including but not limited to asbestos, asbestos containing materials, polychlorinated biphenyls (PCB) and earthquake preparedness, which in Sublessee’s judgment affect or influence Sublessee’s use of the Sublet Space and Sublessee’s willingness to enter this Sublease. Sublessee recognizes that Sublessor would not sublease the Sublet Space except on an “AS IS” basis and acknowledges that Sublessor has made no representations of any kind in connection with improvements or physical conditions on, or bearing on, the use of the Sublet Space. Sublessee shall rely solely on Sublessee’s own inspection and examination of such items and not on any representations of Sublessor, express or implied. Sublessee further recognizes and agrees that neither Sublessor nor Landlord shall be required to perform any work of construction, alteration or maintenance of or to the Sublet Space. Notwithstanding the foregoing, Sublessor shall deliver the Sublet Space to Sublessee in broom clean condition with all mechanical and electrical systems in good working order. Sublessor shall use commercially reasonable efforts to reconfigure the security system to accommodate Sublessee’s portion of the Building.

(b) Further Inspection. Sublessee represents and warrants to Sublessor that as of the Effective Date Sublessee shall have examined and inspected all matters with respect to taxes, income and expense data, insurance costs, bonds, permissible uses, the Master Lease, zoning, covenants, conditions and restrictions and all other matters which in Sublessee’s judgment bear upon the value and suitability of the Sublet Space for Sublessee’s purposes. Sublessee has relied and will rely solely on Sublessee’s own inspection and examination of such items and not on any representations of Sublessor, express or implied.

3. Sublease Relationship to Master Lease.

(a) Inclusions. It is expressly understood, acknowledged and agreed that as between Sublessor and Sublessee this Sublease includes and incorporates herein by this reference with the same force and effect as if duly set forth herein, all the terms, conditions and covenants of the Master Lease except for those provisions expressly excluded by Section 3(c) hereof and those directly inconsistent with the express terms stated herein.

All such incorporated terms, conditions and covenants are and shall be construed as appropriately modified so as to be applicable only to the subleasing hereunder by Sublessor of the Sublet Space and for the Sublease Term.

Subject to the foregoing, during the Sublease Term, Sublessee shall be subject to, bound by, and comply with the with all of the terms, conditions and covenants of the Master Lease with respect to the Sublet Space and shall satisfy all applicable conditions of the Master Lease relating to the Sublet Space for the benefit of both Sublessor and Landlord.

For the purposes of this Sublease and relations between Sublessor and Sublessee, it is understood and agreed that: wherever in the Master Lease the word “Tenant” appears, the word “Sublessee” shall be substituted; wherever the word “Landlord” appears, the word “Sublessor” shall be substituted; wherever the word “Premises” appears in the Master Lease, the words “Sublet Space” shall be substituted; and that upon the breach of any of said terms, conditions or covenants of the Master Lease by Sublessee or upon the failure of Sublessee to pay Rent or comply with any of the provisions of this Sublease, Sublessor may exercise with respect to Sublessee and the Sublet Space any and all rights and remedies granted to Landlord by the Master Lease or this Sublease or otherwise available to Sublessor under applicable law. In the event of any direct conflict or inconsistency between the terms and conditions of this

Sublease and the Master Lease, the express terms of this Sublease shall control as between Sublessor and Sublessee. Notwithstanding the foregoing, if any term and/or condition of this Sublease, if exercised hereunder, would constitute a default under or breach of the Master Lease, this Sublease shall be deemed amended to comply or be consistent with the Master Lease. Capitalized terms not expressly defined herein shall have the meanings stated therefor in the Master Lease.

Notwithstanding the foregoing, it is further understood and agreed that Sublessor has no duty or obligation or liability to Sublessee under the Master Lease as incorporated herein other than to perform the obligations of Sublessor as Tenant under the Master Lease during the Term of this Sublease. Sublessor shall have no obligation or liability with respect to any representations or warranties made by Landlord under the Master Lease.

Whenever the provisions of the Master Lease incorporated herein require the written consent or approval of Landlord, said provisions shall be construed to require the written consent of both Landlord and Sublessor. Anything contained in the foregoing to the contrary notwithstanding, whenever the consent or approval of Sublessor shall be required under the Sublease, Sublessee shall seek such consent or approval from Sublessor and Sublessor’s refusal to grant such consent or approval shall be deemed reasonable if Sublessor, as tenant under the Lease, is required to obtain such consent or approval of Landlord and Landlord shall refuse or fail to grant such consent or approval. Sublessee hereby acknowledges that it has read and is familiar with and accepts as applicable to this Sublease all the terms of the Master Lease except those expressly made inapplicable to this Sublease. Sublessee acknowledges agrees that this Sublease is subordinate and subject to all the terms and provisions of the Master Lease, including those not expressly effective as between Sublessor and Sublessee with respect to the Sublet Space, and that any termination of the Master Lease thereunder shall likewise terminate this Sublease.

Notwithstanding any other provision in this Sublease, Sublessor agrees not to terminate the Master Lease voluntarily, or modify the Master Lease in a manner that adversely affects Sublessee’s rights under this Sublease. Sublessor and Sublessee will each refrain from any act or omission that would result in the failure or breach of any of the covenants, provisions, or conditions of the Master Lease on the part of the tenant under the Master Lease.

(b) Time Requirements. For purposes of this Sublease and relations between Sublessor and Sublessee the time limits and requirements stated in the Master Lease for the giving of notice, making of demands, performance of any act or covenant, satisfaction of any condition, or the exercise of any right, remedy or option are modified by lengthening or shortening the same in each instance by five (5)) days, as appropriate, so that notices may be given, demands made, conditions satisfied or any act or covenant performed, or any right remedy or option exercised, by Sublessor or Sublessee, as the case may be, within the time limit relating thereto provided in the Master Lease. In circumstances where the Master Lease allows only five (5) days or less for a party to take any of the foregoing actions, then the time permitted to a Sublessor or Sublessee hereunder, as the case may be, shall be reduced by two (2) days. Notwithstanding the foregoing, if this Sublease expressly states a particular time requirement for any matter addressed herein, that specific time requirement shall be controlling over the foregoing timing conventions.

(c) Excluded Lease Provisions. The following provisions of the Master Lease are not incorporated in this Sublease by the reference in Paragraph 3(a): Section 1 (Lease) and all subparagraphs; Section 2 (Term) and all subparagraphs; Section 3 (Rent) and all subparagraphs and Paragraph 20.3 (Real Estate Brokers). 4.1, 9.1, 20.10, all of the Construction Obligations Work Letter.

4. Landlord’s Obligations. Notwithstanding any other provisions herein to the contrary, it shall be solely the obligation of Landlord and not of Sublessor to (i) provide all services to be provided by Landlord under the terms of the Master Lease and (ii) to satisfy all obligations and covenants of Landlord made in the Master Lease. Sublessee acknowledges that Sublessor shall be under no obligation to provide any such services or satisfy any such obligations, conditions, warranties or covenants for the benefit of Sublessee or the Sublet Space. Notwithstanding the foregoing, Sublessor, upon written notice by Sublessee, shall use its commercially reasonable efforts to enforce all obligations of Landlord under the Master Lease with respect to the Sublet Premises for the benefit of Sublessee.

5. Rent.

(a) Base Rent and Operating Expenses. Upon execution hereof by Sublessee, Sublessee shall deliver to Sublessor cash or other immediately available funds in the amount of $ 133,426.00 representing Base Rent for the first full month of the Sublease Term plus Estimated Operating Expenses for that month. Thereafter on the first (1st) day of January, 2001 and of each succeeding month during the Sublease Term, Sublessee shall pay to Sublessor in advance and without being invoiced the full amount of Sublessee’s Base Rent and Sublessee’s Estimated Operating Expenses for the following month.

The calculation, estimation, payment and adjustment of Sublessee’s Operating Expenses for the Sublet Space shall be subject to all the provisions of Section 4 of the Master Lease, with the timing modifications stated in Paragraph 3C hereinabove.

In the event the first day of the Term shall not be the first day of a calendar month or the last day of the Term is not the last day of the calendar month, the Base Rent and Estimated Operating Expenses shall be appropriately prorated based on the number of days in such month. All Base Rent and other amounts payable under this Sublease shall be delivered to Sublessor’s address stated in Part I, hereof (Basic Sublease Information and Defined Terms), or at such other place as may be designated in writing from time to time by Sublessor, in lawful money of the United States and without deduction or offset for any cause whatsoever.

(b) Net Rental. Sublessee shall be responsible for Sublessee’s share of all costs and expenses of every kind and nature which may be imposed, at any time, on Sublessor pursuant to the Master Lease (except for Sublessor’s Base Rent, as defined in the Master Lease and changes arising out of any willful or negligent act of Sublessor) including, but not limited to, Operating Costs, Landlord’s Expenses, Maintenance and Repairs, Utilities, Insurance and Taxes and Assessments, as defined in the Master Lease (collectively, “Operating Expenses”). Sublessee’s Share of Operating Expenses shall be the product of all Operating Expenses multiplied by a fraction, the numerator of which is the square footage in the Sublet Space and the denominator of which is the square footage of the rentable space of the Premises. As hereinafter used the term “Rent” shall be deemed to include Base Rent, Sublessee’s Share of Operating Expenses and all additional charges or reimbursements payable by Sublessee hereunder.

(c) Late Payment Charges and Interest. Any payment of Rent or other amount from Sublessee to Sublessor in this Sublease which is not paid by the fifth (5th) consecutive calendar day from the due date shall accrue interest from the date due until the date paid at an annual rate of the lesser of twelve percent (12%) or the maximum rate allowed by law (the “Interest Rate”). If any installment of Rent is not paid within five days from the date when due. Sublessee shall pay to Sublessor a late payment charge equal to five percent (5%) of the amount of such delinquent payment of Rent, in addition to the installment of Rent then owing. This Section 5 shall not relieve Sublessee of Sublessee’s obligation to pay any amount owing hereunder at the time and in the manner provided.

6. Security Deposit. Upon Sublessee’s execution hereof, Sublessee shall deliver to Sublessor the Letter of Credit (“LOC”) Security Deposit and the Cash Security Deposit in the amounts described in Part I hereof (Sublease Basic Terms and Definitions). The Security Deposit shall secure Sublessee’s performance of all Sublessee’s obligations undertaken in this Sublease or otherwise in connection with the Sublet Space, including, without limitation, the obligation to pay Base Rent, Operating Expenses and other monetary amounts; to properly maintain the Sublet Space and repair any damage thereto; to timely surrender the Sublet Space to Sublessor in the condition required hereby upon expiration or earlier termination of this Sublease; to satisfy all Sublessee’s indemnification obligations and to discharge all other obligations of Sublessee hereunder. Sublessor may use and commingle the Cash Security Deposit with other funds of Sublessor, and no interest shall accrue for the benefit of or be payable to Sublessee with respect to the Security Deposit.

(a) Letter of Credit. The initial term of the LOC shall be for one year and shall thereafter renew automatically from year to year through the date which is thirty (30) days after the expiration of the Sublease or any extension hereto. The express terms of the LOC shall provide that the issuing bank shall notify Sublessor in writing at least sixty (60) days in advance in the event that such issuing bank shall not automatically renew the LOC as described above and if Sublessee does not provide a replacement LOC at least thirty (30) days prior to the expiration date of the existing LOC, Sublessor shall then be entitled to draw on the LOC as provided herein. The LOC shall be in a form reasonably acceptable to Sublessor and shall be issued by an LOC bank selected by Sublessee and reasonably acceptable to Sublessor. An LOC bank is a bank that accepts deposits, maintains accounts, has a local branch office and the deposits of which are insured by the Federal Deposit Insurance Corporation. Sublessee shall pay all expenses, points or fees incurred by Sublessee in obtaining the LOC. The LOC shall not be mortgaged, assigned or encumbered in any manner whatsoever by Sublessee without the prior written consent of Sublessor. During the term of this Sublease the amount available to be drawn under such Letter of Credit shall reduce as follows:

December 1	Amount of Reduction	Balance of Letter of Credit
		$2,014,762.12
2001	$671,587.37	$1,343,174.74
2002	$671,587.37	$671,587.37
2003	$671,587.38	$0

(b) Replacement of Letter of Credit. Sublessee may, from time to time, replace any existing LOC with a new LOC if the new LOC (i) becomes effective at least thirty (30) days before expiration of the LOC that it replaces; (ii) is in the required LOC amount; (iii) is issued by an LOC bank reasonably acceptable to Sublessor; and (iv) otherwise complies with the requirements of this Paragraph 6.

(c) Sublessor’s Right to Draw on Letter of Credit. Sublessor shall hold the LOC as security for the performance of Sublessee’s obligations under this Sublease. If, after notice and failure to cure within any applicable period provided in this Sublease, Sublessee defaults on any provision of this Sublease, Sublessor may, without prejudice to any other remedy it has, and after Sublessor first applies the cash security described in the Basic Terms to any such Sublessee default, draw on that portion of the LOC necessary to (i) pay Rent or other sum in default, (ii) pay or reimburse Sublessor for any amount that Sublessor may spend or become obligated to spend in exercising Sublessor’s rights under Paragraph 17 (Right to Cure Sub lessee’s Defaults); and/or (iii) compensate Sublessor for any expense, loss, or damage that Sublessor may suffer because of Sub lessee’s default. If Sublessee fails to renew or replace the LOC at least thirty (30) days before its expiration, Sublessor may, without prejudice to any other remedy it has, draw on the entire amount of the LOC.

(d) LOC Security Deposit. Any amount of the LOC that is drawn on by Sublessor but not applied by Sublessor shall be held by Sublessor as security deposit (the “LOC Security Deposit”) in accordance with Paragraph 6 of this Sublease.

(e) Restoration of Letter of Credit and LOC Security Deposit. If Sublessor draws on any portion of the LOC and/or applies all or any portion of such draw, Sublessee shall, within five (5) business days after demand by Sublessor, either (i) deposit cash with Sublessor in an amount that when added to the amount remaining under the LOC and the amount of any LOC Security Deposit, shall equal the LOC amount then required under this Paragraph 6; or (ii) reinstate the LOC to the full LOC amount in which case Sublessor shall return the LOC Security Deposit to Sublessee within ten (10) days of Sublessor’s receipt of the full LOC.

(f) Application of Security Deposit. If Sublessee defaults or fails to perform any of Sublessee’s obligations hereunder beyond any applicable notice and cure periods, Sublessor may, but without any obligation to do so, and without prejudice to any other remedy Sublessor may have, apply or credit all or any portion of the Security Deposit to any Rent or other sum in default; any amount Sublessor may spend in exercising Sublessor’s rights hereunder: or any expense, loss or damage Sublessor may suffer because of Sublessee’s default or other performance failure. Sublessee agrees Sublessor may claim from the Security Deposit those sums reasonably necessary to compensate Sublessor for any other foreseeable or unforeseeable loss or damage caused by the act or omission of Sublessee or Sublessee’s officers, agents, employees, independent contractors or invitees. Sublessee hereby waives the provisions of CCC Section 1950.7 and all other provisions of law now or hereafter in force that are inconsistent with the provisions hereof with respect to application of security deposits.

If Sublessor does so credit or apply any portion of the Security Deposit, Sublessee’s failure to remit to Sublessor a sufficient amount in cash to restore the Security Deposit to the original amount within ten (10) days after receipt of Sublessor’s written demand to do so shall constitute a material event of default.

(g) Return of Security Deposit to Sublessee. Although the Security Deposit shall be deemed the property of Sublessor, following the end of the first full calendar month after expiration or earlier termination of this Sublease, if Sublessee has then performed all of Sublessee’s obligations hereunder (including all obligations under Section 16 [Sublessee’s Indemnity] and Section 19 [Holdover]), Sublessor shall return to Sublessee the Security Deposit, or whatever portion thereof remains after Sublessor’s application of all or a portion thereof to satisfaction of Sublessee’s obligations hereunder, and other reductions therefrom provided for hereinabove.

7. Use. The Sublet Space shall be used as described in Section 5 of the Master Lease, and for no other purpose or business without the prior written consent of Sublessor. In no event shall the Sublet Space be used for a purpose or use prohibited by the Master Lease.

8. Assignment and Subletting. As between Sublessor and Sublessee the provisions of Section 13 of Exhibit B hereto shall be applicable to any sub-subletting, assignment, encumbrance or other transfer or attempted transfer of this Sublease or the Sublet Space or any portion thereof or interest therein, or any occupancy of any portion thereof by any persons other than Sublessee and its employees. Notwithstanding the foregoing, if Sublessor consents to a Sub-sublease or assignment proposed by Sublessee, to the extent there is any Bonus Rents (Rent paid by such assignee or sub-subtenant in excess of Rent paid by Sublessee hereunder), the Bonus Rent shall first be split per the Master Lease and any Bonus Rent to go to Sublessee shall be split 50/50 with Sublessor to be paid to Sublessor within five (5) days of receipt by Sublessee, minus Sublessee’s Permitted Transfer Costs.

Sublessee shall not sell, assign, encumber, pledge, Sub-sublease or otherwise transfer by operation of law or otherwise the Sublet Space or this Sublease or any portions thereof or interest therein, except in accordance with the provisions of such Section 13, this Section 8 and with Sublessor’s prior written consent, which shall not be unreasonably withheld. Any attempted sale, assignment, encumbrance, pledge, sublease or other transfer in violation of the terms of this Sublease shall be void and shall be of no force or effect, and at the discretion of Sublessor shall be treated as a material event of default hereunder.

Notwithstanding anything to the contrary in this Sublease, Sublessee may, with the prior written consent of Landlord but without Sublessor’s prior written consent, sublet the Sublet Space or assign the Sublease to: (i) a subsidiary, affiliate, division or corporation controlling, controlled by or under common control with Sublessee; (ii) a successor corporation related to Sublessee by merger, consolidation, nonbankruptcy reorganization, or government action; or (iii) a purchaser of substantially all of Sublessee’s assets located in the Sublet Space.

The above is referenced hereafter as “Permitted Transfer”. For the purpose of this Sublease, sale of Sublessee’s capital stock through any public exchange or issuances for purposes of raising financing shall not be deemed an assignment, subletting, or any other transfer of the Sublease or the Sublet Space.

9. Alterations. Sublessee shall not make or suffer to be made any alterations, additions or improvements (collectively “Alterations”) in, on, or to the Sublet Space without the prior written consent of Sublessor which consent shall not be unreasonably withheld. Any Alteration Sublessee is so permitted to make shall be made by Sublessee at Sublessee’s sole cost and expense, and Sublessee shall notify Sublessor at least fifteen (15) business days in advance of the same, so that Sublessor may post appropriate notices of nonresponsibility. Upon the expiration or sooner termination of this Sublease, Sublessee shall, upon demand by Sublessor, at Sublessee’s sole cost and expense, forthwith and with all due diligence, remove any Alterations made or paid for by Sublessee and Sublessee shall forthwith and with all due diligence, at Sublessee’s sole cost and expense, repair and restore the Sublet Space to their original condition, ordinary wear and tear excepted. Notwithstanding any other provision herein, Sublessee shall not be required to remove any Alteration from the Sublet Space, if at the time of granting its consent to such Alteration, Sublessor and Landlord, as defined in the Master Lease, agree that at the Sublease Term Expiration Date or sooner termination of the Sublease that Sublessee shall not have to remove such Alteration from the Sublet Space.

10. Repairs and Maintenance. Sublessee shall, at Sublessee’s sole expense, perform with respect to the Sublet Space all Sublessor’s maintenance and repair obligations as described in Section 6 of the Master Lease. Sublessee shall keep, maintain, repair and replace all improvements in or to the Sublet Space, including, without limitation, all doors, subfloors and floor coverings, all plumbing, electrical wiring, ceilings, interior walls, interior surfaces of exterior walls, signs, all heating and air conditioning systems, all fire sprinklers systems, all skylights, and other fixtures and equipment in good repair and in a clean and safe condition. Sublessee shall, at Sublessee’s sole expense, repair any area damaged by Sublessee, Sublessee’s agents, employees and visitors. Sublessee acknowledges that Sublessor is under no duty to make repairs or improvements to the Sublet Space, and Sublessee hereby waives any right it may have at law or in equity to enforce the same. Notwithstanding the foregoing, to the extent Landlord is obligated under the Master Lease to make any repairs in or to the Sublet Space, Sublessor, upon written notice by Sublessee, shall use its commercially reasonable efforts to enforce any such obligation of Landlord.

11. Damage and Destruction.

(a) Termination of Master Lease. If the Sublet Space is damaged or destroyed and Landlord or Sublessor exercises any option either may have to terminate the Master Lease, if any, this Sublease shall terminate as of the date of the termination of the Master Lease.

(b) Continuation of Sublease. If the Master Lease is not terminated following any damage or destruction as provided above or as otherwise provided for herein, this Sublease shall remain in full force and effect and Sublessee shall be entitled to any reduction or abatement of Base Rent in an amount equal to the reduction in Base Rent for the Sublet Space which Sublessor receives under the Master Lease. Sublessor shall use its commercially reasonable efforts to enforce any obligation of Landlord to rebuild the Sublet Space in accordance with the Master Lease.

12. Condemnation. Subject to the terms of the Master Lease, in the event all of the Premises shall be taken by Public or quasi-public authority, or upon any termination of the Lease because of such a taking, Sublessee shall have the right to claim and recover from the condemning authority, but not from Sublessor or Landlord, such compensation as my be separately awarded or recoverable by Sublessee in Sublessee’s own right on account of any damage to Sublessee’s business by reason of the condemnation and for or on account of any cost or loss to which Sublessee might be put in removing Sublessee’s merchandise, furniture, fixtures, leasehold improvements and equipment.

13. Insurance. All insurance policies required to be carried by Sublessee, pursuant to the Master Lease, shall contain a provision whereby Sublessor and Landlord are each named as additional insureds under such policies. Notwithstanding any other provision herein, Sublessee shall be required to maintain public liability and property damage insurance with liability and property damage limits of not less than Three Million Dollars ($3,000,000.00) per occurrence.

14 Signs. Subject to Sublessor’s written consent, which consent shall not be unreasonably withheld, and Landlord’s reasonable discretion, Sublessee shall be entitled to have its name included in any Building standard door and directory signage. Sublessee shall bear the cost of any such signage. Sublessee shall not have any of the other signage rights granted Sublessor in Section 15 of the Master Lease, unless Landlord and Sublessor otherwise hereafter agree in a writing approved and executed by Sublessor, Sublessee and Landlord. Any such signage shall be at the sole expense of Sublessee. Notwithstanding the foregoing, Sublessor hereby consents to Sublessee’s name being placed on the Sublet Space’s main entrance doors, together with signage in the Sublet Space’s main lobby that contains Sublessee’s name, so long as such signage complies with all of the provisions of this Section 14.

15. Brokerage Commission. Sublessor and Sublessee represent and warrant to each other that each has not dealt with any brokers, except as identified in Part I hereof (Sublease Basic Information) and with no other agent, finder, or other such person with respect to this Sublease and each agrees to indemnify and hold the other harmless from any claim asserted against the other by any broker, agent, finder, or other such person not identified above in Part I hereof. Sublessor, at Sublessor’s sole cost, shall pay the brokers identified above in Part I hereof pursuant to a separate agreement.

16. Sublessee’s Indemnity. Sublessee shall defend, indemnify and hold harmless Sublessor, its shareholders, directors, partners, employees, and agents, and Landlord, from and against any and all claims, actions, liabilities, suits, judgments, awards, damages, losses, fines, penalties, costs and expenses, (including without limitation consequential damages, lost profits, reasonable Attorneys’ fees and court costs), that Sublessor, its directors, officers, shareholders, partners, employees and agents, and Landlord may suffer, incur or be liable for by reason of or arising out of or related to the breach by Sublessee of any of the duties, obligations, liabilities or covenants applicable to or undertaken by Sublessee hereunder (including without limitation those set forth in Section 19 below [Holdover], Sublessee’s occupancy or use of the Sublet Space, any alterations, additions or modifications made to the Premises by Sublessee or

Sublessee’s negligence or willful misconduct provided however, the foregoing shall not apply to any willful or negligent acts of Sublessor or its agents, employees or contractors. This indemnification shall survive expiration or termination of this Sublease.

17. Right to Cure Sublessee’s Defaults. If Sublessee shall at any time fail to make any payment or perform any other obligation of Sublessee hereunder, then Sublessor shall have the right, but not the obligation, after the lesser of five (5) days’ notice to Sublessee after any applicable notice and cure period has expired or any shorter time period within which Landlord may act on Sublessor’s behalf under the Master Lease, (or without notice to Sublessee in the case of any emergency), and without waiving or releasing Sublessee from any obligations of Sublessee hereunder, to make such payment or perform such other obligation of Sublessee in such manner and to such extent as Sublessor shall deem necessary. In exercising any such right, Sublessor shall have the right to pay any incidental costs and expenses, employ attorneys and other professionals, and incur and pay attorneys’ fees and other costs Sublessor deems reasonably necessary or prudent in connection therewith. Sublessee shall pay to Sublessor upon demand all sums so paid by Sublessor and all incidental costs and expenses of Sublessor in connection therewith, plus a fifteen percent (15%) administrative fee and interest on such sums, costs and expenses at the Interest Rate.

18. Surrender of Sublet Space. Sublessee shall, upon expiration or sooner termination of this Sublease, surrender the Sublet Space to Sublessor in the same condition as existed on the date Sublessee originally took possession thereof, reasonable wear and tear and casualty damage excepted, including, but not limited to, all holes in walls repaired and free of any Sublessee-introduced marking or painting, all originally painted interior walls washed and the other interior walls cleaned, and all carpets shampooed and cleaned, all floors cleaned and waxed, all to the reasonable satisfaction of Sublessor. Sublessee shall remove all of its debris from the Sublet Space. If the Sublet Space is not so surrendered at the expiration or sooner termination of this Lease, the provisions of Paragraph 19 hereof shall apply. All keys to the Sublet Space or any part thereof shall be surrendered to Sublessor upon expiration or sooner termination of the Term. Sublessee shall give written notice to Sublessor at least thirty (30) days prior to vacating the Sublet Space and shall meet with Sublessor for a joint inspection of the Sublet Space for the purpose of confirming Sublessee’s obligations with respect to the surrender of the Sublet Space at the time of vacating, but nothing contained herein shall be construed as an extension of the Term or as a consent by Sublessor to any holding over by Sublessee. In the event of Sublessee’s failure to give such notice or participate in such joint inspection, Sublessor’s inspection at or after Sublessee’s vacating the Sublet Space shall conclusively be deemed correct for purposes of determining Sublessee’s responsibility for repairs and restoration. Any delay caused by Sublessee’s failure to carry out its obligations under this paragraph beyond the term hereof, shall constitute unlawful and illegal possession of Sublet Space.

19. Holdover. This Sublease shall terminate without further notice at the expiration of the Sublease Term. If Sublessee remains in possession of the Sublet Space or any part thereof after the expiration or earlier termination of the Term, such holding over shall constitute a tenancy at sufferance, and Sublessee shall pay as rent during the holdover period an amount equal to one hundred fifty percent (150%) of the Base Rent due hereunder for the last month prior to the commencement of the holding over.

Sublessee’s obligations under this Section 19 shall be covered by the Sublessee’s indemnity provided in Section 16 above and shall be secured by Sublessee’s Security Deposit.

Nothing herein shall be deemed or construed as Sublessor’s permission for Sublessees to hold over in the Sublet Space for any period of time. In no event shall acceptance of Base Rent by Sublessor following expiration of termination of the Sublease constitute or be deemed a renewal of this Sublease.

20. Sublessor’s Option to Renew/Right of First Offer.

(a) Option to Renew. Sublessee shall have an option to renew the term of the Sublease, as follows:

(i) Grant of Option. Sublessor hereby grants to Sublessee one (1) option to renew the Sublease for a term of three (3) years ten (10) months the “Renewal Option”). During the term of the Renewal Option, all provisions of this Sublease applicable to the initial term of this Sublease term shall apply, except (a) the amount of Base Rent shall be the then current “Fair Market Rent” for the Sublet Space, as determined pursuant to Section 20(c) below. Notwithstanding anything to the contrary contained herein, the Renewal Option is a right personal to Sublessee and any Permitted Transfer and may not be transferred to any successors or assigns of Sublessee without the prior written consent of Sublessor, which consent may be granted or withheld in Sublessor’s reasonable discretion.

(ii) Exercise of Option. Provided that Sublessee is not in default under the Lease (beyond any applicable cure period), in which case Sublessee shall have no right to exercise the Renewal Option, the Renewal Option shall be exercised by Sublessee’s delivery to Sublessor of a written notice of Sublessee’s intention to exercise such Renewal Option, delivered not later than the third anniversary of the Commencement Date (the “Notice of Exercise”). The failure of Sublessee to exercise the Renewal Options as required by this Subsection 20(a)(ii) shall constitute Sublessee’s election to terminate this Sublease at the end of the then-current term of the Sublease, and Sublessor’s acceptance of any Rent subsequent to the expiration of such Sublease term shall not constitute a waiver by Sublessor of the requirement that Sublessee timely exercise the Renewal Option in writing.

(b) Right of First Offer. Sublessee shall have a right of First Offer with respect to any space Sublessor plans to market in the Premises (the “Available Space”), as follows;

(i) Grant of Right of First Offer. Provided Sublessee is not in default under this Sublease at the time Sublessee exercises the right of First Offer, Sublessor hereby grants to Sublessee a right of first offer to Sublease the Available Space (“Sublessee’s Right of First Offer”).

(ii) Exercise of Sublessee’s Right of First Offer. Sublessor hereby agrees that, throughout the term hereof, Sublessor shall provide Sublessee written notice (“Sublessor’s Offer Notice”) as soon as reasonably possible after Sublessor determines it intends to market all or any portion of the Available Space, describing the Available Space. In such event. Sublessee’s Right of First Offer shall be exercised by Sublessee’s delivery to Sublessor, within five (5) business days following the receipt of Sublessor’s Offer Notice pursuant to the terms hereof (“Sublessee’s Acceptance Notice”), stating that Sublessee agrees to lease the Available Space covered by Sublessor’s Offer Notice, under the terms and conditions of this Sublease, except that (i) the rate for Base Rent shall be the then Fair Market rent as determined in Section 20(c); (ii) Sublessee’s Security Deposit shall be increased by an amount equal to the additional square footage of the Available Space multiplied by the table set forth below; and (iii) the length of the Term which shall be applicable to the Available Space shall be the number of months then remaining in the then applicable Term of this Sublease. Sublessee’s failure to provide the Sublessee’s Acceptance Notice within such five (5) business day period shall be conclusively deemed Sublessee’s election not to exercise Sublessee’s Right of First Offer as to the Available Space covered by Sublessor’s Offer Notice, and Sublessor shall be free to enter into a lease or leases with other tenants for such Available Space. Sublessee shall be obligated to exercise Sublessee’s Right of First Offer as to all of the Available Space covered by Sublessor’s Offer Notice.

Months remaining in Sublease	Security Deposit per square foot of Available Space
More than 36	$84
Between 24 and 36	$63
Between 12 and 24	$42
Less than 12	$21

(c) For purposes of this Section 20, “Fair Market Rent” shall be determined as follows, but in no event shall it be less than a) the Base Rent plus increases then being paid by Sublessee for the Premises under the terms of this Sublease or b) the Base Rent plus increases paid by Sublessee at the expiration of the then current Sublease, whichever is applicable.

(i) Fair Market Rent Defined. As used herein, Fair Market Rent shall mean the annual amount per square foot that a willing comparable entity, renewal, expiration tenant would pay and a willing, comparable Landlord of a comparable class A office building in the Central San Mateo County office market, would accept at arm’s length, giving appropriate consideration to annual rent rate per square foot, types of escalation clauses, the tenant’s utility requirements, brokerage commissions, if any, length of lease term, size and location of premises, and other generally applicable terms and conditions of tenancy.

(ii) Procedure for Determining Fair Market Rent.

(1) The Fair Market Rent shall be determined by Sublessor and Sublessee within thirty (30) days after Sublessor receives Sublessee’s Notice of Exercise or Sublessee’s Acceptance Notice, as appropriate. If the parties are unable to agree on the Fair Market Rent, they shall select an appraiser within ten (10) days after the expiration of such thirty (30) days following Sublessee’s Notice. If they are unable to select a single appraiser, each party shall select its own appraiser within ten (10) days thereafter, and the two (2) appraisers shall meet promptly and attempt to determine the Fair Market Rent. If the two (2) appraisers are unable to agree, within thirty (30) days after their selection, on a Fair Market Rent that varies less than ten percent (10%) (as among the two (2) appraisers, if the appraised Fair Market Rent varies by less than 10%, the 2 appraisals shall be averaged and such average shall be the Fair Market Rent), the two (2) appraisers shall select a third (3rd) appraiser within ten (10) days following expiration of the thirty (30) days. The third (3rd) appraiser shall in all events be a person who has not previously acted in any capacity for either Sublessor or Sublessee. If the two (2) appraisers are unable to agree on a third (3rd) appraiser (or if either party should within the time specified fail to appoint its appraiser), then either party, upon written application with ten (10) days’ prior written notice to the other, may request such appointment be made by the then presiding judge of the Superior Court of the County of San Mateo acting pursuant to Code of Civil Procedure Section 1281.6.

(2) The determination of a majority of the appraisers shall be binding upon the parties and shall be made not later than thirty (30) days following selection of the third (3rd) appraiser. If a majority of the appraisers are unable to set the Fair Market Rent within the stipulated period of time, the three (3) appraisals shall be added together and their totals divided by three (3); the resulting quotient shall be such Rent. If, however, the low appraisal and/or the high appraisal are/is more than five percent (5%) lower and/or higher than the middle appraisal, the low and/or high appraisal shall be disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2); the resulting quotient shall be the Fair Market Rent. If both the low appraisal and the high appraisal are disregarded, the middle appraisal shall be the Fair Market Rent. Each party shall bear the cost of the appraisers selected by it; the expenses of the third (3rd) appraiser shall be borne one-half (1/2) by Sublessor and one-half (1/2) by Sublessee.

(iii) Qualifications of Appraiser. Any person selected as an appraiser under this Section 20 shall be a member in good standing of the American Institute of Real Estate Appraisers or successor organizations and shall have had at least five (5) years experience in appraising commercial real estate similar to the Building in the same general location.

21. Miscellaneous.

(a) Entire Agreement. This Sublease contains all of the covenants, conditions and agreements between the parties concerning the Sublet Space, and shall supersede all prior correspondence, agreements and understandings concerning the Sublet Space, both oral and written. No addition or modification of any term or provision of this Sublease shall be effective unless set forth in writing and signed by both Sublessor and Sublessee.

(b) Captions. All captions and headings in this Sublease are for the purposes of reference and convenience and shall not limit or expand the provisions of this Sublease.

(c) Landlord’s Consent. Sublessee acknowledges the Master Lease requires the consent of Landlord to this Sublease, which consent is not to be unreasonably withheld. Sublessor shall promptly use its best efforts to seek the consent of Landlord to this Sublease. In the event Sublessor does not receive Landlord’s written consent to this Sublease on or before November 30, 2000, then either Sublessor or Sublessee shall have the right by delivery of written notice to the other to terminate this Sublease, with such termination being effective on the day of delivery of said notice. For purposes of this section 21.c. notice shall be by personal delivery or facsimile as follows:

Sublessor:	Personal delivery:
11290 Pyrites Way, Suite 200 Gold River, CA 95670-4481

Attn: General Counsel

Facsimile: (916) 853-3325

Sublessee:	Personal delivery:
2655 Campus Drive 2nd Floor San Mateo, CA 94403
Attn:

Facsimile: (650) 277-0122

Upon the effectiveness of such termination neither Sublessor nor Sublessee shall have any continuing obligation to the other with respect to the Sublet Space or this Sublease; provided however, that in such event, Sublessor shall return the Security Deposit and any prepaid unaccrued Rent previously delivered to Sublessor by Sublessee.

(d) Authority. Each person executing this Sublease on behalf of a party hereto represents and warrants that he or she is authorized and empowered to do so and to thereby bind the party on whose behalf he or she is signing.

(e) Attorneys’ Fees. In the event either party shall bring any action or proceeding for damages or for an alleged breach of any provision of this Sublease to recover rents, or to enforce, protect or establish any right or remedy hereunder, the prevailing party shall be entitled to recover reasonable attorneys’ fees and court costs as part of such action or proceeding.

(f) Parking. At no additional cost, Sublessee shall have the nonexclusive right to use of 3 parking stalls per 1,000 square feet of rentable space in the Sublet Space located in the adjacent parking structure, subject however to all the terms and provisions stated in the Master Lease with respect to Sublessor’s use of parking facilities.

(g) Insurance Certificate. At or before the Commencement Date, and from time to time thereafter at the request of Sublessor, Sublessee will deliver to Sublessor certificates of insurance evidencing Sublessee’s compliance with the insurance requirements of the Master Lease.

(h) Access. Sublessor reserves the right to enter the Sublet Space upon reasonable notice to Sublessee of at least 24 hours (except that in case of emergency no notice shall be necessary) in order to inspect the Sublet Space and/or the performance by Sublessee of the terms of this Sublease.

(i) Master Lease. Sublessee acknowledges that it has received a full and complete copy of the Master Lease (except for the amount of Base Rent, which has been redacted) and is familiar with its provisions.

(j) Time. Time is of the essence of every provision of this Sublease.

(k) Counterparts. This Sublease Agreement may be executed in one or more counterparts, each of which shall be deemed the equivalent of an original hereof.

IN WITNESS WHEREOF, the parties hereto have executed one (1) or more copies of this Sublease_ dated as of the Effective Date.

SUBLESSOR:

INSWEB CORPORATION, a Delaware corporation

By:	/s/ Illegible

Its:	SVP & General Counsel

SUBLESSEE:

LEAP: a Delaware corporation

By:	/s/ Illegible

Its:	Founder & Chairman

By:

Its:

EXHIBIT A

SUBLET SPACE- FLOOR PLAN

[To Be Attached]

EXHIBIT B

MASTER LEASE

[To Be Attached]

EXHIBIT C

COMMENCEMENT DATE MEMORANDUM

Sublease between	________________________________ and ________________________________.

SUBLESSOR:	____________________________________________________________________

SUBLESSEE:	____________________________________________________________________

EFFECTIVE DATE:	____________________________________________________________________

SUBLET SPACE:	____________________________________________________________________

Pursuant to the above-referenced Sublease, the Commencement Date hereby is established as                             , 19        , and the Expiration Date is hereby established as             .

SUBLESSEE:

By:

Print Name:

Its:

SUBLESSOR

By:

Print Name:

Its: